EXHIBIT 99.1

PRESS RELEASE DATED JULY 24, 2024

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
SECOND QUARTER 2024 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.14 FOR THE CURRENT QUARTER COMPARED TO $0.15 FOR THE TRAILING QUARTER, AND $0.22 FOR THE SECOND QUARTER OF 2023. RESULTS INCLUDE $0.03 PER SHARE IN EXPENSES ASSOCIATED WITH SEVERANCE PAYMENTS AND DEFERRED TAX ASSET WRITE-OFFS RELATED TO EXPIRED STOCK OPTIONS.
•NET INTEREST INCOME OF $28.7 MILLION, INCREASED $803,000, OR 2.9%, OVER TRAILING QUARTER.
•NET INTEREST MARGIN EXPANDED SIX BASIS POINTS FROM THE TRAILING QUARTER TO 2.09%.
•AVERAGE YIELD ON INTEREST-EARNING ASSETS INCREASED 12 BASIS POINTS TO 4.39%, WHILE THE AVERAGE COST OF INTEREST-BEARING LIABILITIES INCREASED SIX BASIS POINTS TO 2.95% FOR THE CURRENT QUARTER COMPARED TO THE TRAILING QUARTER.
•DEPOSITS (EXCLUDING BROKERED) DECREASED BY $24 MILLION, OR 2.5% ANNUALIZED, COMPARED TO THE TRAILING QUARTER, AND INCREASED $20 MILLION, OR 1.1% ANNUALIZED, FROM DECEMBER 31, 2023. COST OF DEPOSITS AT JUNE 30, 2024 WAS 2.10% AS COMPARED TO 2.07% AT MARCH 31, 2024.
•LOAN BALANCES DECLINED FROM MARCH 31, 2024, WITH INCREASES IN HOME EQUITY LOANS AND CONSTRUCTION AND LAND LOANS OFFSET BY DECREASES IN ALL OTHER LOAN CATEGORIES.
•ASSET QUALITY REMAINS STRONG. NON-PERFORMING LOANS TO TOTAL LOANS REMAINED RELATIVELY STABLE AT 0.42% AT JUNE 30, 2024 AND 0.41% AT MARCH 31, 2024.
•THE COMPANY MAINTAINED STRONG LIQUIDITY WITH APPROXIMATELY $622 MILLION IN UNPLEDGED AVAILABLE-FOR-SALE SECURITIES AND LOANS READILY AVAILABLE-FOR-PLEDGE OF APPROXIMATELY $790 MILLION.
•THE COMPANY REPURCHASED 988,758 SHARES FOR A COST OF $8.7 MILLION. $6.3 MILLION REMAINS TO BE PURCHASED UNDER THE CURRENT REPURCHASE PROGRAM AS OF JUNE 30, 2024.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE ON AUGUST 21, 2024, TO STOCKHOLDERS OF RECORD AS OF AUGUST 7, 2024.
WOODBRIDGE, N.J., JULY 24, 2024 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company”), the holding company for Northfield Bank, reported net income of $6.0 million, or $0.14 per diluted share for the three months ended June 30, 2024, compared to $6.2 million, or $0.15 per diluted share, for the three months ended March 31, 2024, and $9.6 million, or $0.22 per diluted share, for the three months ended June 30, 2023. For the six months ended June 30, 2024, net income totaled $12.2 million, or $0.29 per diluted share, compared to $21.3 million, or $0.48 per diluted share, for the six months ended June 30, 2023. For the three and six months ended June 30, 2024, net income included $795,000 of additional tax expense related to options that expired in June 2024, and $683,000 of severance expense related to staffing resource realignments. For the three and six months ended June 30, 2023, net income included $440,000, or $0.01 per share of severance expense. The decrease in net income for both the current quarter and the six months ended June 30, 2024, compared to the comparable prior year periods was primarily the result of a decrease in net interest income, which was negatively impacted by higher funding costs.

Commenting on the quarter, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “In the second quarter, the Northfield team remained focused on the fundamentals of serving our communities, developing and building on relationships, and improving upon our efficiencies.” Mr. Klein continued, “We delivered solid financial performance for the quarter prudently managing loan and deposit balances, maintaining strong asset quality, and managing our expenses, and while significant risks remain, including the level of inflation and interest rate movements, we have effectively managed our cost of funds, and with assets repricing higher, net interest income increased as compared to the prior quarter.”

Mr. Klein concluded, “We will continue to prudently manage our strong capital and liquidity and focus on our Locally Grown approach to community commercial banking, and I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable on August 21, 2024, to stockholders of record on August 7, 2024.”
Results of Operations
Comparison of Operating Results for the Six Months Ended June 30, 2024 and 2023

Net income was $12.2 million and $21.3 million for the six months ended June 30, 2024 and June 30, 2023, respectively. Significant variances from the comparable prior year period are as follows: a $9.5 million decrease in net interest income, a $1.1 million decrease in the provision for credit losses on loans, a $3.4 million increase in non-interest expense, and a $2.6 million decrease in income tax expense.

Net interest income for the six months ended June 30, 2024, decreased $9.5 million, or 14.4%, to $56.6 million, from $66.1 million for the six months ended June 30, 2023 due to a $26.8 million increase in interest expense, which was partially offset by a $17.3 million increase in interest income. The increase in interest expense was largely driven by the cost of interest-bearing liabilities which increased by 112 basis points to 2.92% for the six months ended June 30, 2024, from 1.80% for the six months ended June 30, 2023, driven primarily by a 134 basis point increase in the cost of interest-bearing deposits from 1.21% to 2.55% for the six months ended June 30, 2024, and a 31 basis point increase in the cost of borrowings from 3.56% to 3.87% due to rising market interest rates and a shift in the composition of the deposit portfolio towards higher-costing certificates of deposit and a greater reliance on borrowings. The increase in interest expense was also due to a $302.3 million, or 7.6%, increase in the average balance of interest-bearing liabilities, including an increase of $191.0 million in the average balance of borrowed funds and a $111.2 million increase in average interest-bearing deposits. The increase in interest income was primarily due to a $156.4 million, or 2.9%, increase in the average balance of interest-earning assets coupled with a 51 basis point increase in the yield on interest-earning assets which increased to 4.33% for the six months ended June 30, 2024, from 3.82% for the six months ended June 30, 2023, due to the rising rate environment. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of interest-earning deposits in financial institutions of $154.7 million, the average balance of other securities of $105.4 million, and the average balance of mortgage-backed securities of $11.7 million, partially offset by a decrease in the average balance of loans of $113.5 million.

Net interest margin decreased by 42 basis points to 2.06% from 2.48% for the six months ended June 30, 2023. The decrease in net interest margin was primarily due to interest-bearing liabilities repricing at a faster rate than interest-earning assets. The net interest margin was negatively affected by approximately 12 basis points due to a $300 million low risk leverage strategy in the first quarter of 2024. The Company accreted interest income related to purchased credit-deteriorated (“PCD”) loans of $747,000 for the six months ended June 30, 2024, as compared to $678,000 for the six months ended June 30, 2023. Net interest income for the six months ended June 30, 2024, included loan prepayment income of $561,000 as compared to $1.2 million for the six months ended June 30, 2023.

The provision for credit losses on loans decreased by $1.1 million to a benefit of $203,000 for the six months ended June 30, 2024, compared to a provision of $894,000 for the six months ended June 30, 2023, primarily due to a decline in loan balances and an improvement in the macroeconomic forecast for the current period within our Current Expected Credit Loss (“CECL”) model. Partially offsetting the decrease was an increase in reserves in the commercial and industrial and home equity and lines of credit portfolios related to an increase in non-performing loans in these portfolios and higher loan balances. Net charge-offs were $2.6 million for the six months ended June 30, 2024, primarily due to $2.4 million in net charge-offs on small business unsecured commercial and industrial loans, as compared to net charge-offs of $2.4 million for the six months ended June 30, 2023. Management continues to closely monitor the small business unsecured commercial and industrial loan portfolio, which totaled $33.6 million at June 30, 2024.

Non-interest income remained stable at $6.2 million for the six months ended June 30, 2024 as compared to $6.1 million for the six months ended June 30, 2023. Fees and service charges increased by $496,000, primarily due to an increase in overdraft fees and service charges on deposit accounts, which was partially offset by a decrease in other non-interest income of $488,000, primarily due to lower swap fee income.

Non-interest expense increased $3.4 million, or 8.2%, to $45.3 million for the six months ended June 30, 2024, compared to $41.9 million for the six months ended June 30, 2023. The increase was primarily due to a $2.8 million increase in employee compensation and benefits, primarily attributable to higher salary expense, related to annual merit increases, an increase in medical expense, and an increase in severance expense to $683,000 as compared to $440,000 for the six months ended June 30, 2023. Partially offsetting the increase was a $461,000 decrease in stock compensation expense related to performance stock awards not expected to vest. During the second quarter of 2024, due to current economic conditions, the Company implemented a workforce reduction plan which included modest layoffs and staffing resource realignments. The annual estimated cost savings of this plan is $2.0 million, pre-tax. Additionally, there was a $736,000 increase in credit loss expense/(benefit) for off-balance sheet exposure due to a provision of $186,000 recorded during the six months ended June 30, 2024, as compared to a benefit of $550,000 for the comparative prior year period. The benefit in the prior year period was attributable to a decrease in the pipeline of loans committed and awaiting closing. There was also an increase of $311,000 in other non-interest expense, primarily office and miscellaneous expenses. Partially offsetting the increases was a $249,000 decrease in professional fees, and a $420,000 decrease in advertising expense due to a change in marketing strategy and the timing of specific deposit and lending campaigns.

The Company recorded income tax expense of $5.5 million for the six months ended June 30, 2024, compared to $8.1 million for the six months ended June 30, 2023, with the decrease due to lower taxable income partially offset by a higher effective tax rate. The effective tax rate for the six months ended June 30, 2024, was 31.2% compared to 27.7% for the six months ended June 30, 2023. In June 2024, options granted in 2014 expired and resulted in additional tax expense of $795,000, contributing to the higher effective tax rate for the six months ended June 30, 2024 as compared to the six months ended June 30, 2023.

Comparison of Operating Results for the Three Months Ended June 30, 2024 and 2023

Net income was $6.0 million and $9.6 million for the quarters ended June 30, 2024 and June 30, 2023, respectively. Significant variances from the comparable prior year quarter are as follows: a $2.5 million decrease in net interest income, a $648,000 decrease in the provision for credit losses on loans, a $2.2 million increase in non-interest expense, and a $399,000 decrease in income tax expense.

Net interest income for the quarter ended June 30, 2024, decreased $2.5 million, or 7.9%, to $28.7 million, from $31.2 million for the quarter ended June 30, 2023, due to an $11.0 million increase in interest expense, partially offset by an $8.6 million increase in interest income. The increase in interest expense was largely driven by the impact of rising market interest rates and a $288.7 million, or 7.2%, increase in the average balance of interest-bearing liabilities, including increases of $251.0 million and $37.6 million in the average balance of interest-bearing deposits and borrowings, respectively. The increase in interest income was primarily due to a $177.4 million, or 3.3%, increase in the average balance of interest-earning assets coupled with a 51 basis point increase in yields on interest-earning assets due to the rising rate environment. The increase in the average balance of interest-earning assets was due to increases in the average balance of interest-earning deposits in financial institutions of $123.6 million, the average balance of mortgage-backed securities of $121.1 million, and the average balance of other securities of $94.6 million, partially offset by decreases in the average balance of loans outstanding of $156.8 million and the average balance of Federal Home Loan Bank of New York stock of $5.2 million.

Net interest margin decreased by 25 basis points to 2.09% for the quarter ended June 30, 2024, from 2.34% for the quarter ended June 30, 2023, primarily due to the cost of interest-bearing liabilities increasing faster than the repricing of interest-earning assets. The cost of interest-bearing liabilities increased by 90 basis points to 2.95% for the quarter ended June 30, 2024, from 2.05% for the quarter ended June 30, 2023, driven primarily by a 117 basis point increase in the cost of interest-bearing deposits from 1.43% to 2.60%, and a 20 basis point increase in the cost of borrowings from 3.68% to 3.88%. The increase in the cost of interest-bearing liabilities was partially offset by an increase in the yield on interest-earning assets which increased by 51 basis points to 4.39% for the quarter ended June 30, 2024, from 3.88% for the quarter ended June 30, 2023. Net interest income for the quarter ended June 30, 2024, included loan prepayment income of $210,000, as compared to $194,000 for the quarter ended June 30, 2023. The Company accreted interest income related to PCD loans of $321,000 for the quarter ended June 30, 2024, as compared to $337,000 for the quarter ended June 30, 2023.

The provision for credit losses on loans decreased by $648,000 to a benefit of $618,000 for the quarter ended June 30, 2024, from a provision of $30,000 for the quarter ended June 30, 2023, primarily due to a decrease in loan balances and an improvement in the macroeconomic forecast for the current quarter within our CECL model. Partially offsetting the decrease was an increase in reserves in the commercial and industrial and home equity and lines of credit portfolios related to an increase in non-performing loans in these portfolios and higher balances and an increase in net charge-offs. Net charge-offs were $1.6 million for the quarter ended June 30, 2024, compared to net charge-offs of $313,000 for the quarter ended June 30, 2023, due to $1.5 million in net charge-offs on small business unsecured commercial and industrial loans.

Non-interest income increased by $43,000, or 1.5%, to $2.9 million for the quarter ended June 30, 2024, from $2.8 million for the quarter ended June 30, 2023, primarily due to a $261,000 increase in fees and service charges, primarily related to higher overdraft fees, partially offset by a $318,000 decrease in gains on trading securities. For the quarter ended June 30, 2024, gains on trading securities, net, were $188,000, compared to gains of $506,000 in the quarter ended June 30, 2023. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense increased by $2.2 million, or 10.7%, to $23.0 million for the quarter ended June 30, 2024, from $20.8 million for the quarter ended June 30, 2023. The increase was primarily due to a $1.0 million increase in compensation and employee benefits, primarily attributable to higher salary expense related to annual merit increases, an increase in medical expense and an increase in severance expense to $683,000 as compared to $440,000 in the quarter ended June 30, 2023. Partially offsetting the increase was a $461,000 decrease in stock compensation expense related to performance stock awards not expected to vest and a $318,000 decrease in the mark to market of the Company's deferred compensation plan expense, which as discussed above has no effect on net income. Also contributing to the increase was a $764,000 increase in the credit loss expense/(benefit) for off-balance sheet exposures which was due to $103,000 of expense recorded during the quarter ended June 30, 2024, compared to a benefit of $661,000 recorded in the prior year quarter. The benefit in the prior year quarter was attributable to a decrease in the pipeline of loans committed and awaiting closing. There was also a $415,000 increase in other non-interest expense.

The Company recorded income tax expense of $3.2 million for the quarter ended June 30, 2024, compared to $3.6 million for the quarter ended June 30, 2023, with the decrease due to lower taxable income, partially offset by a higher effective tax rate. The effective tax rate for the quarter ended June 30, 2024 was 35.0%, compared to 27.4% for the quarter ended June 30, 2023. During the quarter ended June 30, 2024, options granted in 2014 expired and resulted in additional tax expense of $795,000, contributing to the higher effective tax rate for the quarter ended June 30, 2024 as compared to the quarter ended June 30, 2023.

Comparison of Operating Results for the Three Months Ended June 30, 2024 and March 31, 2024

Net income was $6.0 million and $6.2 million for the quarters ended June 30, 2024, and March 31, 2024, respectively. Significant variances from the prior quarter are as follows: an $803,000 increase in net interest income, a $1.0 million decrease in the provision for credit losses on loans, a $522,000 decrease in non-interest income, a $661,000 increase in non-interest expense, and a $910,000 increase in income tax expense.

Net interest income for the quarter ended June 30, 2024, increased by $803,000, or 2.9%, primarily due to a $1.6 million increase in interest income, partially offset by a $769,000 increase in interest expense on deposits and borrowings. The increase in interest income was primarily due to a 12 basis point increase in the yield on interest-earning assets to 4.39% for the quarter ended June 30, 2024, from 4.27% for the quarter ended March 31, 2024, primarily due to higher yields on loans and securities, partially offset by a $1.3 million decrease in the average balance of interest-earning assets. The decrease in the average balance of interest-earning assets was primarily due to decreases in the average balance of interest-earning deposits in financial institutions of $71.4 million, the average balance of other securities of $58.1 million, and the average balance of loans outstanding of $46.6 million, partially offset by an increase in the average balance of mortgage-backed securities of $175.7 million. The increase in interest expense on deposits and borrowings was primarily due to an increase in the cost of interest-bearing liabilities of six basis points to 2.95% for the quarter ended June 30, 2024, from 2.89% for the quarter ended March 31, 2024 as well as a $5.2 million, or 0.1%, increase in the average balance of interest-bearing liabilities attributable to a $73.0 million increase in the average balance of interest-bearing deposits which was partially offset by a decrease of $67.8 million in the average balance of borrowed funds.

Net interest margin increased by six basis points to 2.09% from 2.03% for the quarter ended March 31, 2024, primarily due to the increase in yields on interest-earning assets outpacing the cost of interest-bearing liabilities. Net interest income for the quarter ended June 30, 2024, included loan prepayment income of $210,000 as compared to $351,000 for the quarter ended March 31, 2024. The Company accreted interest income related to PCD loans of $321,000 for the quarter ended June 30, 2024, as compared to $426,000 for the quarter ended March 31, 2024.

The provision for credit losses on loans decreased by $1.0 million to a benefit of $618,000 for the quarter ended June 30, 2024, from a provision of $415,000 for the quarter ended March 31, 2024. The benefit in the current quarter was primarily due to a decrease in loan balances and an improvement in the macroeconomic forecast for the current quarter within our CECL model. Partially offsetting the decrease was an increase in reserves in the commercial and industrial and home equity and lines of credit portfolios related to an increase in non-performing loans in these portfolios as well as higher net charge-offs. Net charge-offs were $1.6 million for the quarter ended June 30, 2024, primarily due to $1.5 million in net charge-offs on small business unsecured commercial and industrial loans, as compared to net charge-offs of $911,000 for the quarter ended March 31, 2024.

Non-interest income decreased by $522,000, or 15.4%, to $2.9 million for the quarter ended June 30, 2024, from $3.4 million for the quarter ended March 31, 2024. The decrease was primarily due to a $511,000 decrease in gains on sales of trading securities, net. For the quarter ended June 30, 2024, gains on trading securities, net, were $188,000, compared to gains of $699,000 for the quarter ended March 31, 2024. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense increased by $661,000, or 3.0%, to $23.0 million for the quarter ended June 30, 2024, from $22.3 million for the quarter ended March 31, 2024. The increase was primarily due to a $623,000 increase in compensation and employee benefits, primarily attributable to an increase in medical expense and an increase in severance expense of $683,000, partially offset by a $461,000 decrease in stock compensation expense related to performance stock awards not expected to vest and a $511,000 decrease in the mark to market of the Company's deferred compensation plan expense. Also contributing to the increase was an increase of $429,000 in other non-interest expense. Partially offsetting the increases were decreases of $331,000 in occupancy expense, primarily lower repairs and maintenance costs and $128,000 in professional fees, primarily lower audit fees.

The Company recorded income tax expense of $3.2 million for the quarter ended June 30, 2024, compared to $2.3 million for the quarter ended March 31, 2024. The effective tax rate for the quarter ended June 30, 2024 was 35.0%, compared to 27.0% for the quarter ended March 31, 2024. During the quarter ended June 30, 2024, options granted in 2014 expired and resulted in additional tax expense of $795,000, contributing to the higher effective tax rate for the quarter ended June 30, 2024 compared to the previous quarter.

Financial Condition

Total assets increased by $148.0 million, or 2.6%, to $5.75 billion at June 30, 2024, from $5.60 billion at December 31, 2023. The increase was primarily due to increases in available-for-sale debt securities of $324.0 million, or 40.7%, equity securities of $3.3 million, or 31.4%, and other assets of $3.2 million, or 6.6%, partially offset by decreases in loans receivable of $112.4 million, or 2.7%, and cash and cash equivalents of $76.0 million, or 33.1%.

Cash and cash equivalents decreased by $76.0 million, or 33.1%, to $153.5 million at June 30, 2024, from $229.5 million at December 31, 2023, primarily due to a decrease in Federal Reserve Bank of New York (“FRB”) balances. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, decreased by $112.4 million, or 2.7%, to $4.09 billion at June 30, 2024 from $4.20 billion at December 31, 2023, primarily due to decreases in multifamily and commercial real estate loans, partially offset by increases in home equity and lines of credit, construction and land, and commercial and industrial loans. The decrease in loan balances reflects the Company remaining strategically focused on both managing the concentration of its commercial and multifamily real estate loan portfolios and disciplined loan pricing, as well as lower customer demand in the current elevated interest rate environment. Multifamily loans decreased $85.8 million, or 3.1%, to $2.67 billion at June 30, 2024 from $2.75 billion at December 31, 2023, commercial real estate loans decreased $33.4 million, or 3.6%, to $896.2 million at June 30, 2024 from $929.6 million at December 31, 2023, one-to-four family residential loans decreased $8.9 million, or 5.5%, to $151.9 million at June 30, 2024 from $160.8 million at December 31, 2023, and other loans decreased $263,000, or 10.2%, to $2.3 million at June 30, 2024 from $2.6 million at December 31, 2023. Partially offsetting these decreases were increases in commercial and industrial loans of $10.5 million, or 6.8%, to $165.8 million at June 30, 2024 from $155.3 million at December 31, 2023, home equity and lines of credit of $4.3 million, or 2.6%, to $167.9 million at June 30, 2024 from $163.5 million at December 31, 2023, and construction and land loans of $1.6 million, or 5.3%, to $32.6 million at June 30, 2024 from $31.0 million at December 31, 2023.

As of June 30, 2024, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 456%. Management believes that Northfield Bank (the “Bank”) maintains appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

Our real estate portfolio includes credit risk exposure to loans collateralized by office buildings and multifamily properties in New York State subject to some form of rent regulation limiting rent increases for rent stabilized multifamily properties. At June 30, 2024, office-related loans represented $199.6 million, or approximately 5% of our total loan portfolio, with an average balance of $1.8 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 58%. Approximately 45% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are: 55.4% in New York and 44.6% in New Jersey. At June 30, 2024, our largest office-related loan had a principal balance of $90.0 million (with a net active principal balance for the Bank of $30.0 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. At June 30, 2024, multifamily loans that have some form of rent stabilization or rent control totaled approximately $440.0 million, or approximately 11% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 52%. At June 30, 2024, our largest rent-regulated loan had a principal balance of $17.0 million, was secured by an apartment building located in Staten Island, New York, and was performing in accordance with its original contractual terms. Management continues to closely monitor its office and rent-regulated portfolios. For further details on our rent-regulated multifamily portfolio see “Asset Quality”.

PCD loans totaled $9.3 million and $9.9 million at June 30, 2024 and December 31, 2023, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $321,000 and $747,000 attributable to PCD loans for the three and six months ended June 30, 2024, respectively, as compared to $337,000 and $678,000 for the three and six months ended June 30, 2023, respectively. PCD loans had an allowance for credit losses of approximately $2.9 million at June 30, 2024.

Loan balances are summarized as follows (dollars in thousands):

	June 30, 2024	March 31, 2024	December 31, 2023
Real estate loans:
Multifamily	$2,665,202	$2,715,919	$2,750,996
Commercial mortgage	896,157	916,112	929,595
One-to-four family residential mortgage	151,948	156,276	160,824
Home equity and lines of credit	167,852	163,493	163,520
Construction and land	32,607	30,514	30,967
Total real estate loans	3,913,766	3,982,314	4,035,902
Commercial and industrial loans	165,586	168,321	154,984
PPP loans	202	243	284
Other loans	2,322	1,641	2,585
Total commercial and industrial, PPP, and other loans	168,110	170,205	157,853
Loans held-for-investment, net (excluding PCD)	4,081,876	4,152,519	4,193,755
PCD loans	9,344	9,953	9,899
Total loans held-for-investment, net	$4,091,220	$4,162,472	$4,203,654

The Company’s available-for-sale debt securities portfolio increased by $324.0 million, or 40.7%, to $1.12 billion at June 30, 2024, from $795.5 million at December 31, 2023. The increase was primarily attributable to purchases of securities, partially offset by paydowns, maturities and calls. At June 30, 2024, $821.5 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $74.6 million in U.S. Treasuries, $74.1 million in U.S. Government agency securities, $148.4 million in corporate bonds, substantially all of which were investment grade, and $765,000 in municipal bonds at June 30, 2024. Unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $29.9 million and $389,000, respectively, at June 30, 2024, and $32.5 million and $279,000, respectively, at December 31, 2023.

Equity securities were $14.0 million at June 30, 2024 and $10.6 million at December 31, 2023. Equity securities are primarily comprised of an investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities increased $154.4 million, or 3.2%, to $5.05 billion at June 30, 2024, from $4.90 billion at December 31, 2023. The increase was primarily attributable to an increase in borrowings of $230.5 million, partially offset by a decrease in total deposits of $80.0 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.

Deposits decreased $80.0 million, or 2.1%, to $3.80 billion at June 30, 2024, as compared to $3.88 billion at December 31, 2023. Brokered deposits decreased by $100.0 million, or 100.0%, due to maturities that were replaced by borrowings during the quarter. Deposits, excluding brokered deposits, increased $20.0 million, or 0.5%. The increase in deposits, excluding brokered deposits, was primarily attributable to increases of $10.1 million in transaction accounts and $65.7 million in time deposits, partially offset by decreases of $9.1 million in savings accounts and $46.6 million in money market accounts. Transaction growth was attributable to dedicated business development efforts, including targeted marketing mailings, while growth in time deposits was attributable to the current interest rate environment and offering competitive interest rates to attract deposits. Estimated gross uninsured deposits at June 30, 2024 were $1.72 billion. This total includes fully collateralized uninsured governmental deposits and intercompany deposits of $886.8 million, leaving estimated uninsured deposits of approximately $835.3 million, or 22.0%, of total deposits. At December 31, 2023, estimated uninsured deposits totaled $869.9 million, or 22.4% of total deposits.

Deposit account balances are summarized as follows (dollars in thousands):

	June 30, 2024	March 31, 2024	December 31, 2023
Transaction:
Non-interest bearing checking	$685,574	$693,671	$694,903
Negotiable orders of withdrawal and interest-bearing checking	1,251,342	1,277,161	1,231,943
Total transaction	1,936,916	1,970,832	1,926,846
Savings and money market:
Savings	916,598	930,766	925,744
Money market	255,550	266,464	302,122
Brokered money market	—	—	50,000
Total savings	1,172,148	1,197,230	1,277,866
Certificates of deposit:
$250,000 and under	568,809	546,192	525,454
Over $250,000	120,601	108,358	98,269
Brokered deposits	—	98,711	50,000
Total certificates of deposit	689,410	753,261	673,723
Total deposits	$3,798,474	$3,921,323	$3,878,435

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	June 30, 2024	March 31, 2024	December 31, 2023

Business customers	$866,403	$870,004	$893,296
Municipal (governmental) customers	$815,086	$827,468	$768,556
Borrowed funds increased to $1.15 billion at June 30, 2024, from $920.5 million at December 31, 2023. The increase in borrowings for the period was primarily due to a $205.5 million increase in borrowings under the Federal Reserve Bank Term Funding Program which included favorable terms and conditions as compared to FHLB advances. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

The following table sets forth borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at June 30, 2024 (dollars in thousands):

Year	Amount (1)	Weighted Average Rate
2024	$50,765	4.67%
2025	482,500	3.99%
2026	148,000	4.36%
2027	173,000	3.19%
2028	154,288	3.96%
	$1,008,553	3.94%

(1) Borrowings maturing in 2025 include $300.0 million of FRB borrowings that can be repaid without any penalty.

Total stockholders’ equity decreased by $6.4 million to $693.0 million at June 30, 2024, from $699.4 million at December 31, 2023. The decrease was attributable to $11.7 million in stock repurchases and $11.1 million in dividend payments, partially offset by net income of $12.2 million for the six months ended June 30, 2024, a $3.0 million increase in accumulated other comprehensive income associated with an increase in the estimated fair value of our debt securities available-for-sale portfolio, and a $1.2 million increase in equity award activity. On April 24, 2024, the Board of Directors of the Company approved a $5.0 million stock repurchase program which was completed in May 2024, and on June 14, 2024, the Board of Directors of the Company approved a $10.0 million stock repurchase program. During the six months ended June 30, 2024, the Company repurchased 1.2 million of its common stock outstanding at an average price of $9.46 for a total of $11.7 million pursuant to the approved stock repurchase programs. As of June 30, 2024, the Company had $6.3 million remaining capacity under its current repurchase program.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business. The Company's on-hand liquidity ratio as of June 30, 2024 was 16.5%.

The Company had the following primary sources of liquidity at June 30, 2024 (dollars in thousands):

Cash and cash equivalents(1)	$138,914
Corporate bonds(2)	$136,328
Multifamily loans(2)	$789,586
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$485,416

(1) Excludes $14.6 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At June 30, 2024, the Company and the Bank's estimated CBLR ratios were 11.87% and 11.88%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing assets, loans over 90 days delinquent on which interest is accruing, and accruing loans 30 to 89 days delinquent at June 30, 2024, March 31, 2024, and December 31, 2023 (dollars in thousands):

	June 30, 2024	March 31, 2024	December 31, 2023
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$2,691	$2,676	$2,709
Commercial	10,244	10,680	6,491
One-to-four family residential	69	101	104
Home equity and lines of credit	1,124	1,125	499
Commercial and industrial	2,570	2,200	305
Other	6	6	7
Total non-accrual loans	16,704	16,788	10,115
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	—	192	201
One-to-four family residential	136	137	406
Home equity and lines of credit	467	124	711
Total loans held-for-investment delinquent 90 days or more and still accruing	603	453	1,318
Total non-performing assets	$17,307	$17,241	$11,433
Non-performing loans to total loans	0.42%	0.41%	0.27%
Non-performing assets to total assets	0.30%	0.29%	0.20%
Accruing loans 30 to 89 days delinquent	$6,265	$8,266	$8,683

The increase in non-accrual commercial real estate loans from December 31, 2023, was primarily attributable to one loan with a balance of $4.4 million which was put on non-accrual status during the first quarter of 2024. Based on the results of the impairment analysis for this loan, no impairment reserve was necessary as the loan is adequately covered by collateral (a private residence and retail property, both located in New Jersey), with aggregate appraised values totaling $8.7 million. The increase in non-accrual commercial and industrial loans was primarily due to an increase in non-performing unsecured small business loans. Unsecured small business loans totaled $33.6 million and $37.4 million at June 30, 2024 and December 31, 2023, respectively. Management continues to closely monitor the small business unsecured commercial and industrial loan portfolio.

Subsequent to the quarter end, two non-accrual commercial real estate loans totaling approximately $1.6 million were paid-off.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $6.3 million, $8.3 million and $8.7 million at June 30, 2024, March 31, 2024, and December 31, 2023, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at June 30, 2024, March 31, 2024, and December 31, 2023 (dollars in thousands):

	June 30, 2024	March 31, 2024	December 31, 2023
Held-for-investment
Real estate loans:
Multifamily	$168	$171	$740
Commercial	1,557	2,106	1,010
One-to-four family residential	1,769	1,171	3,339
Home equity and lines of credit	786	1,029	817
Construction and land	—	1,727	—
Commercial and industrial loans	1,977	2,062	2,767
Other loans	8	—	10
Total delinquent accruing loans held-for-investment	$6,265	$8,266	$8,683

PCD Loans (Held-for-Investment)

The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($9.3 million at June 30, 2024 and $9.9 million at December 31, 2023, respectively) as accruing, even though they may be contractually past due. At June 30, 2024, 6.9% of PCD loans were past due 30 to 89 days, and 15.6% were past due 90 days or more, as compared to 2.9% and 27.1%, respectively, at December 31, 2023.

Our multifamily loan portfolio at June 30, 2024 totaled $2.67 billion, or 65% of our total loan portfolio, of which $440.0 million, or 11%, included loans collateralized by properties in New York with units subject to some percentage of rent regulation. The table below sets forth details about our multifamily loan portfolio in New York (dollars in thousands).

% Rent Regulated	Balance	% Portfolio Total NY Multifamily Portfolio	Average Balance	Largest Loan	LTV*	Debt Service Coverage Ratio (DSCR)*	30-89 Days Delinquent	Non-Accrual	Special Mention	Substandard
0	$307,163	41.2%	$1,155	$16,681	50.2%	1.56x	$168	$551	$785	$879
>0-10	4,771	0.6	1,590	238	51.7	1.46	—	—	—	—
>10-20	18,820	2.5	1,448	2,881	49.5	1.57	—	—	—	—
>20-30	17,965	2.4	2,246	5,543	55.1	1.45	—	—	—	—
>30-40	15,291	2.0	1,274	3,112	48.6	1.67	—	—	—	—
>40-50	22,332	3.0	1,314	2,756	48.4	1.64	—	—	—	—
>50-60	9,526	1.3	1,588	2,354	40.1	2.03	—	—	—	—
>60-70	16,697	2.2	3,339	11,416	54.9	1.47	—	—	—	—
>70-80	15,432	2.1	2,205	4,733	47.3	1.54	—	—	—	—
>80-90	20,965	2.8	1,165	3,159	46.9	1.71	—	—	—	—
>90-100	298,182	39.9	1,796	17,011	52.8	1.68	—	2,141	1,207	4,535
Total	$747,144	100.0%	$1,434	$17,011	51.1%	1.62x	$168	$2,692	$1,992	$5,414
The table below sets forth our New York rent-regulated loans by county (dollars in thousands).

County	Balance	LTV*	DSCR*
Bronx	$119,596	51.9%	1.67x
Kings	191,378	51.5%	1.65
Nassau	2,186	36.4%	1.88
New York	40,903	48.3%	1.52
Queens	39,148	44.6%	1.88
Richmond	28,982	60.9%	1.67
Westchester	17,787	62.2%	1.37
Total	$439,980	51.7%	1.66x

* Weighted Average
None of the loans that are rent-regulated in New York are interest only. During the remainder of 2024, eight loans with an aggregate principal balance of $13.3 million will re-price.

About Northfield Bank

Northfield Bank, founded in 1887, operates 39 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, changes in liquidity, the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the effects of the COVID-19 pandemic, competition among depository and other financial institutions, including with respect to fees and interest rates, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, changes in asset quality, prepayment speeds, charge-offs and/or credit loss provisions, our ability to access cost-effective funding, changes in the value of our goodwill or other intangible assets, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, cyber security and fraud risks against our information technology and those of our third-party providers and vendors, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.41%	0.69%	0.43%	0.42%	0.77%
Return on equity (ratio of net income to average equity)	3.45	5.52	3.59	3.52	6.16
Average equity to average total assets	12.00	12.44	12.04	12.02	12.42
Interest rate spread	1.44	1.83	1.39	1.41	2.02
Net interest margin	2.09	2.34	2.03	2.06	2.48
Efficiency ratio (2)	72.89	61.14	71.43	72.16	58.03
Non-interest expense to average total assets	1.60	1.49	1.55	1.58	1.51
Non-interest expense to average total interest-earning assets	1.68	1.56	1.63	1.65	1.58
Average interest-earning assets to average interest-bearing liabilities	128.47	133.31	128.66	128.57	134.39
Asset Quality Ratios:
Non-performing assets to total assets	0.30	0.19	0.29	0.30	0.19
Non-performing loans (3) to total loans (4)	0.42	0.24	0.41	0.42	0.24
Allowance for credit losses to non-performing loans	200.96	398.24	214.83	200.96	398.24
Allowance for credit losses to total loans held-for-investment, net (5)	0.85	0.96	0.89	0.85	0.96

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Includes originated loans held-for-investment, PCD loans, and acquired loans.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	June 30, 2024	March 31, 2024	December 31, 2023
ASSETS:
Cash and due from banks	$14,575	$13,550	$13,889
Interest-bearing deposits in other financial institutions	138,914	225,231	215,617
Total cash and cash equivalents	153,489	238,781	229,506
Trading securities	12,939	12,726	12,549
Debt securities available-for-sale, at estimated fair value	1,119,439	1,075,741	795,464
Debt securities held-to-maturity, at amortized cost	9,749	9,810	9,866
Equity securities	13,964	11,038	10,629
Loans held-for-investment, net	4,091,220	4,162,472	4,203,654
Allowance for credit losses	(34,780)	(37,039)	(37,535)
Net loans held-for-investment	4,056,440	4,125,433	4,166,119
Accrued interest receivable	19,343	19,358	18,491
Bank-owned life insurance	173,483	172,507	171,543
Federal Home Loan Bank of New York stock, at cost	41,785	39,848	39,667
Operating lease right-of-use assets	29,305	30,076	30,202
Premises and equipment, net	23,628	24,301	24,771
Goodwill	41,012	41,012	41,012
Other assets	51,785	50,974	48,577
Total assets	$5,746,361	$5,851,605	$5,598,396

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,798,474	$3,921,323	$3,878,435
Securities sold under agreements to repurchase	—	25,000	25,000
Federal Home Loan Bank advances and other borrowings	1,089,727	1,039,621	834,272
Subordinated debentures, net of issuance costs	61,331	61,275	61,219
Lease liabilities	34,035	34,942	35,205
Advance payments by borrowers for taxes and insurance	26,113	30,202	25,102
Accrued expenses and other liabilities	43,657	40,813	39,718
Total liabilities	5,053,337	5,153,176	4,898,951

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	693,024	698,429	699,445
Total liabilities and stockholders’ equity	$5,746,361	$5,851,605	$5,598,396

Total shares outstanding	43,466,961	44,462,652	44,524,929
Tangible book value per share (1)	$15.00	$14.78	$14.78

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $111, $133, and $154 at June 30, 2024, March 31, 2024, and December 31, 2023, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended			For the Six Months Ended
	June 30,		March 31,	June 30,
	2024	2023	2024	2024	2023
Interest income:
Loans	$45,967	$45,300	$46,047	$92,014	$89,007
Mortgage-backed securities	7,355	3,714	4,398	11,753	7,506
Other securities	3,506	1,113	3,841	7,347	2,498
Federal Home Loan Bank of New York dividends	935	727	970	1,905	1,192
Deposits in other financial institutions	2,457	816	3,392	5,849	1,394
Total interest income	60,220	51,670	58,648	118,868	101,597
Interest expense:
Deposits	20,664	10,483	19,273	39,937	18,304
Borrowings	10,041	9,198	10,663	20,704	15,589
Subordinated debt	828	828	828	1,656	1,647
Total interest expense	31,533	20,509	30,764	62,297	35,540
Net interest income	28,687	31,161	27,884	56,571	66,057
(Benefit)/provision for credit losses	(618)	30	415	(203)	894
Net interest income after (benefit)/provision for credit losses	29,305	31,131	27,469	56,774	65,163
Non-interest income:
Fees and service charges for customer services	1,570	1,309	1,615	3,185	2,689
Income on bank-owned life insurance	976	889	964	1,940	1,759
Gains/(losses) on available-for-sale debt securities, net	1	(18)	—	1	(17)
Gains on trading securities, net	188	506	699	887	1,018
Gain on sale of loans	51	35	—	51	35
Other	73	95	103	176	664
Total non-interest income	2,859	2,816	3,381	6,240	6,148
Non-interest expense:
Compensation and employee benefits	13,388	12,353	12,765	26,153	23,390
Occupancy	3,222	3,244	3,553	6,775	6,616
Furniture and equipment	477	460	484	961	914
Data processing	2,177	2,071	2,147	4,324	4,314
Professional fees	681	768	809	1,490	1,739
Advertising	482	573	518	1,000	1,420
Federal Deposit Insurance Corporation insurance	649	568	588	1,237	1,172
Credit loss expense/(benefit) for off-balance sheet exposures	103	(661)	83	186	(550)
Other	1,814	1,399	1,385	3,199	2,888
Total non-interest expense	22,993	20,775	22,332	45,325	41,903
Income before income tax expense	9,171	13,172	8,518	17,689	29,408
Income tax expense	3,214	3,613	2,304	5,518	8,142
Net income	$5,957	$9,559	$6,214	$12,171	$21,266
Net income per common share:
Basic	$0.14	$0.22	$0.15	$0.29	$0.48
Diluted	$0.14	$0.22	$0.15	$0.29	$0.48
Basic average shares outstanding	41,999,541	43,914,110	42,367,243	42,181,306	44,346,881
Diluted average shares outstanding	42,002,650	43,952,939	42,408,953	42,203,715	44,438,633

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,128,105	$45,967	4.48%	$4,174,668	$46,047	4.44%	$4,284,871	$45,300	4.24%
Mortgage-backed securities (3)	824,498	7,355	3.59	648,811	4,398	2.73	703,415	3,714	2.12
Other securities (3)	333,855	3,506	4.22	391,980	3,841	3.94	239,273	1,113	1.87
Federal Home Loan Bank of New York stock	38,707	935	9.72	39,599	970	9.85	43,901	727	6.64
Interest-earning deposits in financial institutions	191,470	2,457	5.16	262,884	3,392	5.19	67,822	816	4.83
Total interest-earning assets	5,516,635	60,220	4.39	5,517,942	58,648	4.27	5,339,282	51,670	3.88
Non-interest-earning assets	265,702			266,428			244,567
Total assets	$5,782,337			$5,784,370			$5,583,849

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,490,372	$13,183	2.13%	$2,464,297	$12,331	2.01%	$2,399,631	$6,486	1.08%
Certificates of deposit	701,272	7,481	4.29	654,328	6,942	4.27	540,984	3,997	2.96
Total interest-bearing deposits	3,191,644	20,664	2.60	3,118,625	19,273	2.49	2,940,615	10,483	1.43
Borrowed funds	1,041,035	10,041	3.88	1,108,880	10,663	3.87	1,003,611	9,198	3.68
Subordinated debt	61,294	828	5.43	61,239	828	5.44	61,071	828	5.44
Total interest-bearing liabilities	4,293,973	31,533	2.95	4,288,744	30,764	2.89	4,005,297	20,509	2.05
Non-interest bearing deposits	691,384			699,640			780,806
Accrued expenses and other liabilities	103,082			99,594			102,846
Total liabilities	5,088,439			5,087,978			4,888,949
Stockholders' equity	693,898			696,392			694,900
Total liabilities and stockholders' equity	$5,782,337			$5,784,370			$5,583,849

Net interest income		$28,687			$27,884			$31,161
Net interest rate spread (4)			1.44%			1.39%			1.83%
Net interest-earning assets (5)	$1,222,662			$1,229,198			$1,333,985
Net interest margin (6)			2.09%			2.03%			2.34%
Average interest-earning assets to interest-bearing liabilities			128.47%			128.66%			133.31%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended
	June 30, 2024			June 30, 2023
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,151,387	$92,014	4.46%	$4,264,932	$89,007	4.21%
Mortgage-backed securities (3)	736,654	11,753	3.21	724,955	7,506	2.09
Other securities (3)	362,917	7,347	4.07	257,514	2,498	1.96
Federal Home Loan Bank of New York stock	39,153	1,905	9.78	41,000	1,192	5.86
Interest-earning deposits in financial institutions	227,177	5,849	5.18	72,519	1,394	3.88
Total interest-earning assets	5,517,288	118,868	4.33	5,360,920	101,597	3.82
Non-interest-earning assets	266,065			242,288
Total assets	$5,783,353			$5,603,208

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,477,334	$25,514	2.07%	$2,461,283	$10,329	0.85%
Certificates of deposit	677,800	14,423	4.28	582,642	7,975	2.76
Total interest-bearing deposits	3,155,134	39,937	2.55	3,043,925	18,304	1.21
Borrowed funds	1,074,957	20,704	3.87	883,934	15,589	3.56
Subordinated debt	61,266	1,656	5.44	61,183	1,647	5.43
Total interest-bearing liabilities	$4,291,357	62,297	2.92	$3,989,042	35,540	1.80
Non-interest bearing deposits	695,512			814,266
Accrued expenses and other liabilities	101,339			104,118
Total liabilities	5,088,208			4,907,426
Stockholders' equity	695,145			695,782
Total liabilities and stockholders' equity	$5,783,353			$5,603,208

Net interest income		$56,571			$66,057
Net interest rate spread (4)			1.41%			2.02%
Net interest-earning assets (5)	$1,225,931			$1,371,878
Net interest margin (6)			2.06%			2.48%
Average interest-earning assets to interest-bearing liabilities			128.57%			134.39%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.